EXHIBIT 10.15

December 31, 2007

The John N. Kapoor Trust dated September 20, 1989

Rani Aneja 1992 Trust

Jagdish Lal Mehra 1992 Trust

Gopal Mehra 1992 Trust

Banarsi Das Mehra 1992 trust

Lamalavati Mehra 1992 Trust

Hillock Family 1992 trust

John N. Kapoor Descendants Trust (each a “Stockholder” and together, the “Stockholders”)

Dear Stockholders:

As you are aware, Insys Therapeutics, Inc., a Delaware corporation (the “Company”), is considering engaging in an initial public offering of its common stock (the “IPO”). If consummated, it is anticipated the IPO will result in termination of the Company’s status as a S corporation and the Company will subsequently operate as a C corporation for federal income tax purposes. This letter will confirm our agreement with respect to the anticipated shift from S corporation to C corporation status as follows:

1.	Subsequent Adjustment to S Corporation Income.

(a)	If (i) items of income, gain, loss, deduction or credit of the Company are adjusted (by audit or otherwise) with respect to any tax period in which the Company reported its income as an S corporation and (ii) the Company actually realizes a tax benefit in any period in which it is a C corporation as a result of any such adjustment, then if, as and when the Company receives a refund of taxes as a result thereof or is required to pay a lesser amount of tax than if such adjustment had not been made (the “Tax Savings”), an appropriate payment described more fully in Section 1(b) below shall be made to Stockholder.

(b)	If the adjustment has the effect of increasing the S corporation income of the Company subject to taxation by the Stockholder or reducing the Stockholder’s deductible losses of the Company, then the Company shall pay to Stockholder an amount of money equal to the excess of (i) all federal, state or local income taxes (plus interest and penalties) paid or required to be paid by Stockholder as a result of such adjustment, increased as necessary to take into account the tax consequences to Stockholder from such payment, over (ii) the Tax Savings to Stockholder attributable to such adjustment, but in no event shall the aggregate amount of payments to Stockholder pursuant to this Section exceed the Tax Savings attributable to such adjustment.

2.	Representations and Warranties. Each party hereby represents, warrants and agrees that (i) the individual executing this letter agreement on behalf of such party below has full and complete authority to execute this letter agreement on its behalf, and (ii) this letter agreement is a valid and binding obligation of such party.

3.	Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of California without regard to California choice of law rules.

4.	Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto with respect to any of the terms contained herein.

5.	Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties any rights or remedies hereunder.

6.	Interpretation. The title, article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

7.	Severability. In the event that any one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable in any respect, the same shall not in any respect affect the validity, legality or enforceability of the remainder of this Agreement, and the parties shall use their best efforts to replace such illegal, invalid or unenforceable provisions with an enforceable provision approximating, to the extent possible, the original intent of the parties.

8.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute an instrument representing the Agreement between the parties hereto.

9.	Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

Please acknowledge your agreement with the foregoing by having a copy of this letter executed below on your behalf by your duly authorized representatives.

Very truly yours,

INSYS THERAPEUTICS, INC.

By:	/s/ Jon W. McGarity
Name:	Jon W. McGarity
Title:	President and Chief Executive Officer

Agreed to and accepted as of December 31, 2007:

STOCKHOLDERS:

THE JOHN N. KAPOOR TRUST DATED SEPTEMBER 20, 1989

By:	/s/ John N. Kapoor, Ph.D.
Name:	John N. Kapoor, Ph.D.
Title:	Trustee

RANI ANEJA 1992 TRUST

JAGDISH LAL MEHRA 1992 TRUST

GOPAL MEHRA 1992 TRUST

BANARSI DAS MEHRA 1992 TRUST

LAMALAVATI MEHRA 1992 TRUST

HILLOCK FAMILY 1992 TRUST

JOHN N. KAPOOR DESCENDANTS TRUST

By:	/s/ Rao Akella
Name:	Rao Akella
Title:	Trustee

[Signature Page to Tax Allocation Agreement]